Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-15061) pertaining to the Wrigley Savings Plan of our report dated June 21, 2007, with respect to the financial statements and supplemental schedule of the Wrigley Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Chicago, Illinois
June 21, 2007